EXHIBIT 99.1

N E W S   R E L E A S E

SUBJECT:             HAVERTYS
 REPORTS RESULTS FOR FOURTH QUARTER AND
 YEAR ENDED DECEMBER 31, 2009

ATLANTA, GEORGIA, MARCH 1, 2010 - HAVERTY FURNITURE COMPANIES, INC. (NYSE: HVT and HVT.A) today reported its results of operations for the quarter and the year ended December 31, 2009.

Fourth Quarter 2009
Sales for the fourth quarter of 2009 were $162.4 million, a 0.4% increase from the fourth quarter of 2008.  Comparable store sales were up 2.0%.

Net income for the fourth quarter of 2009 was $9.2 million, or $0.42 per diluted common share.  This compares to a net loss for the fourth quarter of 2008 of $9.3 million, or $0.44 per diluted common share.

During the fourth quarter of 2009, the Company recorded a non-cash charge to tax expense of $0.6 million, or $0.03 per diluted common share to increase the valuation allowance for its net deferred tax assets. The Company increased the valuation allowance $8.2 million, or $0.39 per diluted common share in the fourth quarter of 2008.  Excluding these charges to tax expense, net income was $9.8 million, or $0.45 per diluted common share for the fourth quarter of 2009, compared to a net loss of $1.1 million, or $0.05 per diluted common share in 2008.

Full Year 2009
Sales for 2009 were $588.3 million, a decrease of 14.9% from 2008.  Comparable store sales for the year declined 14.2%

The net loss for the year was $4.2 million, or $0.20 per diluted common share compared to a net loss of $12.1 million or $0.57 per diluted common share in 2008.

Excluding the charges to tax expense for the increases to the valuation allowance, the net loss was $3.5 million or $0.16 per diluted common share for 2009, compared to a net loss of $3.9 million, or $0.18 per diluted common share for 2008.

The preceding is summarized below (dollars in millions, except per share data).

	Net Income (Loss)			Diluted net earnings (loss) per common share GAAP Basis		Diluted net earnings (loss) per common share Non-GAAP basis		Sales
	2009	2008		2009	2008	2009	2008	2009	2008	Total Sales % Change	Comparable Store Sales % Change

Q-4	$9.2	$	(9.3)	$0.42	$(0.44)	$0.45	$(0.05)	$162.4	$161.8	+ 0.4%	+ 2.0%

Full Year	$(4.2)		$(12.1)	$(0.20)	$(0.57)	$(0.16)	$(0.18)	$588.3	$691.1	- 14.9%	- 14.2%

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NEWS RELEASE – March 1, 2010 Page
HAVERTY FURNITURE COMPANIES, INC. and SUBSIDIARIES

Clarence H. Smith, president and chief executive officer, said, “We are pleased with the earnings leverage that we achieved on a small increase in sales.  The return to positive comparable store sales in the fourth quarter was a good sign since it historically is the strongest period for furniture retailers.  We believe by carefully highlighting great merchandise values in our advertising we are stimulating sales and protecting our brand.

“Gross profit margins for the fourth quarter 2009 were 110 basis points better than the same period in 2008. There was modest deflation in product costs and lower inbound ocean freight rates in 2009.  Changes to our LIFO reserve provided a benefit of approximately $0.6 million in the fourth quarter of 2009 compared to an expense of $0.2 million in 2008.

“Our SG&A costs for the fourth quarter 2009 decreased $7.5 million or 8.7% when compared to the same quarter of 2008 even with the slight increase in sales. We are encouraged by these results as they reflect the outcome of efficiency improvements in our operations and difficult curtailment steps taken.  We reduced spending in each major category with more than half of the savings coming in advertising and marketing expenditures, occupancy and administrative expenses.  We have altered our media mix with more television during key retail selling time periods and increased our direct and web based efforts.  Total advertising spending was down over 11% in the fourth quarter yet our surveys initiated in 2006 demonstrate our brand strength is growing.  Our occupancy costs, which are generally flat period to period, were lower due to reductions in depreciation and utilities expenses.  Our administrative expenses were significantly lower reflecting headcount reductions taken during the year.

“For the full year total SG&A costs were reduced by $53.6 million or 14.7% compared to 2008, consistent with our sales decline.  Our scaling of operations to reflect reduced sales levels cut across all facets of our business with heavier reductions in those areas more closely linked with volume.  Gross profit margins for the year improved slightly in 2009 compared to 2008.  Reductions in costs from close-out and damaged merchandise and the impact of the change in our LIFO valuation reserve were positive to our margin results.  These changes, along with improvements generated by new products, helped offset the impact to gross profit margins from selected promotional pricing discounts.

“We increased our cash $40.8 million during 2009 and ended the year with no borrowings on our $60 million revolving credit facility. The primary source of cash was $38.5 million from operations driven by reductions in our in-house customer accounts receivable as we continued to outsource more of our financed sales and as we lowered our inventory levels as well as by depreciation expenses.

“Our plans for 2010 include efforts to drive positive comparable store sales and sales per square foot. We will be carefully monitoring our gross profit margins and maintaining tight controls over inventory. Capital spending is expected to be higher during 2010 with expenditures of approximately $15 million for new and remodeled stores and upgrades for certain computer hardware.  Cash from operations is expected to be sufficient so that we will not be using our credit facility.  Our solid balance sheet and healthy liquidity puts the Company on solid footing, which is critical during a difficult economic cycle.

“Our total written business in the first quarter to date is up approximately 8% in spite of some interruptions due to harsh winter weather in several of our key markets.  The economic climate is fragile and although pleased with recent trends, we remain cautious and committed to our leaner operating strategies.  We believe that the cost-cutting and cash conservation steps taken during the past year, while difficult for our associates and our stockholders, have helped us weather this challenging period.  As the economic cycle stabilizes and improves, we look forward to reaping the benefits of these actions, gaining market share and sharing the returns with our stockholders.

Havertys is a full-service home furnishings retailer with 119 showrooms in 17 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle- to upper-middle price ranges.  Additional information is available on the Company's website at www.havertys.com.

News releases include forward-looking statements, which are subject to risks and uncertainties.  Factors that might cause actual results to differ materially from future results expressed or implied by such forward-looking statements include, but are not limited to, general economic conditions, the consumer spending environment for large ticket items, competition in the retail furniture industry and other uncertainties detailed from time to time in the Company's reports filed with the Securities and Exchange Commission.

The company will sponsor a conference call Tuesday, March 2, 2010 at 10:00 a.m. Eastern Time to review the fourth quarter and year-end results.  Listen-only access to the call is available via the web at www.havertys.com (About Us) and at www.streetevents.com (Individual Investor Center), both live and for a limited time, on a replay basis.

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NEWS RELEASE – March 1, 2010 Page 4

HAVERTY FURNITURE COMPANIES, INC. and SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Amounts in thousands except per share data)
(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Net sales	$162,399	$161,836	$588,264	$691,079
Cost of goods sold	76,390	77,911	282,766	333,990
Gross profit	86,009	83,925	305,498	357,089

Credit service charges	239	443	1,210	1,974
Gross profit and other revenue	86,248	84,368	306,708	359,063

Expenses:
Selling, general and administrative	78,471	85,942	310,523	364,080
Interest, net	213	41	805	390
Provision for doubtful accounts	166	610	978	1,654
Other (income) expense, net	(210)	(51)	(190)	(529)
Total expenses	78,640	86,542	312,116	365,595

Income (loss) before income taxes	7,608	(2,174)	(5,408)	(6,532)
Income tax (benefit) expense	(1,557)	7,135	(1,229)	5,569
Net income (loss)	$9,165	$(9,309)	$(4,179)	$(12,101)

Basic net earnings (loss) per share:
Common Stock	$0.43	$(0.44)	$(0.20)	$(0.57)
Class A Common Stock	$0.41	$(0.42)	$(0.19)	$(0.55)
Diluted net earnings (loss) per share:
Common Stock	$0.42	$(0.44)	$(0.20)	$(0.57)
Class A Common Stock	$0.41	$(0.42)	$(0.19)	$(0.55)
Basic weighted average shares outstanding:
Common Stock	17,502	17,257	17,415	17,186
Class A Common Stock	3,919	4,063	3,973	4,096
Diluted weighted average shares outstanding:
Common Stock	21,678	21,320	21,388	21,282
Class A Common Stock	3,919	4,063	3,973	4,096
Cash dividends per common share:
Common Stock	$0.0225	$0.0000	$0.0225	$0.2025
Class A Common Stock	$0.0200	$0.0000	$0.0200	$0.1875

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NEWS RELEASE – March 1, 2010 Page 5

HAVERTY FURNITURE COMPANIES, INC. and SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Amounts in thousands)
(Unaudited)

	Year Ended December 31,
	2009	2008

Assets
Cash and cash equivalents	$44,466	$3,697
Accounts receivable, net	15,299	24,301
Inventories, at LIFO cost	93,301	103,743
Other current assets	15,235	18,005
Total Current Assets	168,301	149,746

Accounts receivable, long-term	844	2,082
Property and equipment, net	176,363	197,423
Other assets	15,425	14,142

	$360,933	$363,393

Liabilities and Stockholders' Equity
Accounts payable and accrued liabilities	$49,336	$51,689
Customer deposits	14,002	12,779
Deferred income taxes	7,750	6,891
Current portion of long-term debt and lease obligations	357	311
Total Current Liabilities	71,445	71,670

Long-term debt and lease obligations, less current portion	6,826	7,183
Other liabilities	38,105	39,572
Stockholders' equity	244,557	244,968

	$360,933	$363,393

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NEWS RELEASE – March 1, 2010 Page 6

HAVERTY FURNITURE COMPANIES, INC. and SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)
(Unaudited)

	Year Ended December 31,
	2009	2008
Operating Activities
Net loss	$(4,179)	$(12,101)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	19,346	21,603
Deferred income taxes	(2,200)	9,073
Share-based compensation expense	1,668	1,629
Provision for doubtful accounts	978	1,654
Gain on sale of property and equipment	(21)	(4)
Other	707	(547)
Changes in operating assets and liabilities
Accounts receivable	9,263	38,714
Inventories	10,442	(1,291)
Customer deposits	1,222	(4,404)
Other assets and liabilities	3,620	(4,862)
Accounts payable and accrued liabilities	(2,351)	(8,764)
Net cash provided by operating activities	38,495	40,700
Investing Activities
Capital expenditures	(3,259)	(9,544)
Proceeds from sale-leaseback transaction	6,625	-
Proceeds from sale of land, property and equipment	31	273
Other investing activities	43	469
Net cash provided by (used in) investing activities	3,440	(8,802)
Financing Activities
Proceeds from borrowings under revolving credit facilities	5,800	161,390
Payments of borrowings under revolving credit facilities	(5,800)	(161,390)
Net decrease in borrowings under revolving credit facilities	-	-
Payments on long-term debt and lease obligations	(311)	(21,190)
Treasury stock acquired	-	(1,806)
Proceeds from exercise of stock options	92	366
Dividends paid	(473)	(4,246)
Other financing activities	(474)	(1,492)
Net cash used in financing activities	(1,166)	(28,368)
Increase in cash and cash equivalents	40,769	3,530
Cash and cash equivalents at beginning of the year	3,697	167
Cash and cash equivalents at end of year	$44,466	$3,697

NEWS RELEASE – March 1, 2010 Page 7

HAVERTY FURNITURE COMPANIES, INC. and SUBSIDIARIES

Valuation Allowance and GAAP to Non-GAAP Reconciliation

Our income tax expense for the fourth quarters in 2009 and 2008 included a non-cash charge for a valuation allowance related to our deferred tax assets.  Although this valuation allowance reduces the amount of the net deferred tax assets on the balance sheet, we will be able to utilize these assets to reduce tax expense in future profitable periods.  The establishment of this valuation allowance does not result in ongoing cash expenditures, and, in our view, does not otherwise have a material impact on our ongoing business operations. Accordingly, we believe that providing non-GAAP financial measures that exclude this valuation expense allows investors and analysts to make meaningful comparisons of our ongoing core business operating results.  The following table excludes the effect of this valuation allowance from our calculation of the following: non-GAAP net income (loss) and non-GAAP diluted earnings (loss) per common share and reconciles these amounts to our GAAP results (amounts in thousands except per share data):

	Quarter Ended December 31, 2009				Quarter Ended December 31, 2008
	GAAP		Non-GAAP		GAAP		Non-GAAP
(Loss) income before income taxes	$7,608	$0.35	$7,608	$0.35	$(2,174)	$(0.10)	$(2,174)	$(0.10)

Income taxes:
Current and deferred tax (benefit)	(2,146)	(0.10)	(2,146)	(0.10)	(1,047)	(0.05)	(1,047)	(0.05)
Valuation allowance	589	0.03			8,182	0.39
Total tax (benefit) expense	(1,557)	(0.07)	(2,146)	(0.10)	7,135	0.34	(1,047)	(0.05)

Net income (loss)	$9,165	$0.42	$9,754	$0.45	$(9,309)	$(0.44)	$(1,127)	$(0.05)

	Year Ended December 31, 2009				Year Ended December 31, 2008
	GAAP		Non-GAAP		GAAP		Non-GAAP
Loss before income taxes	$(5,408)	$(0.25)	$(5,408)	$(0.25)	$(6,532)	$(0.31)	$(6,532)	$(0.31)

Income taxes:
Current and deferred tax benefit	(1,911)	(0.09)	(1,911)	(0.09)	(2,613)	(0.13)	(2,613)	(0.13)
Valuation allowance	682	0.04			8,182	0.39
Total tax (benefit) expense	(1,229)	(0.05)	(1,911)	(0.09)	5,569	0.26	(2,613)	(0.13)

Net loss	$(4,179)	$(0.20)	$(3,497)	$(0.16)	$(12,101)	$(0.57)	$(3,919)	$(0.18)

Contact for Information:
Dennis L. Fink, EVP & CFO or
Jenny Hill Parker, VP, Secretary & Treasurer
404-443-2900